SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C. 20549

                           FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and
15(d) of the Securities Exchange Act of 1934.

                               Commission File Number 0-1284

                 United Cities Gas Company
   (Exact name of Registrant as specified in its charter)

             5300 Maryland Way, Brentwood, Tennessee 37027
                        (615) 373-0104
     (Address, including zip code, and telephone number,
                     including area code,
         of registrant's principal executive offices)

                Common Stock, without par value
   (Title of each class of securities covered by this Form)

                             None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)    [ ]
 Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)     [ ]
 Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)    [ ]
 Rule 12h-4(a)(2)(ii)  [ ]      Rule 15d-6              [ ]
 Rule 12h-3(b)(1)(i)   [ ]


Appropriate number of holders of record as of the
certification or notice date:   None



Pursuant to the requirements of the Securities Exchange Act of 1934, Atmos Energy Corporation as the successor to United Cities Gas Company, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 1, 1997           ATMOS ENERGY CORPORATION


                         By:    /s/ Robert W. Best
                              -----------------------------
                              Robert W. Best
                              Chairman, President and
                              Chief Executive Officer